[LETTERHEAD OF ICICI BANK]

THIS LETTER AGREEMENT is made on March 8, 2005 BETWEEN:

(1) ICICI Bank LIMITED, incorporated in the Republic of India with its principal executive office at ICICI Towers, Bandra-Kurla complex, Mumbai 400 051, India (the "Company"); and

(2) DEUTSCHE BANK TRUST COMPANY AMERICAS of 60 Wall Street, New York, N.Y. 10005, United States, as successor to Bankers Trust Company (the "Depositary").

WHEREAS,

(A) The Company and the Depositary have entered into a Deposit Agreement dated March 31, 2000 (the "Deposit Agreement") in respect of ADRs representing Shares of the Company (the "ADR Facility").

(B) Pursuant to Reserve Bank of India Guidelines published on 13 February 2002 (Two-way eligibility of ADRs/GDRs A.P. (DIR Series) Circular No. 21), subject to certain restrictions, further Shares may be delivered into the ADR Facility.

(C) By Letter Agreements dated February 19, 2002 and April 1, 2002 the Company and the Depositary have amended and supplemented the Deposit Agreement.

(D)  This Letter Agreement further amends and supplements the Agreement.

IT IS AGREED as follows:

1.   Interpretation

     Save as expressly provided herein, terms defined in the Deposit Agreement and the conditions shall, unless there is anything in the subject or context inconsistent therewith, have the same meaning in this Letter Agreement.

2. The Company and the Depositary agree to amend the Agreement by replacing the Agent as defined in the first sentence of the second full paragraph of
     Section 7.06 by:

     Mr. Madhav Kalyan
     Joint General Manager, ICICI Bank Limited
     New York Representative Office

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     500 Fifth Avenue, Suite 2830
     New York, New York 10110

3.   Incorporation of Deposit Agreement

     This Letter Agreement shall be read as one with the Deposit Agreement, as supplemented and amended from time to time, so that all references therein to "this Agreement" shall be deemed to refer to the original Deposit Agreement as amended and supplemented by this Letter Agreement.

4.   Governing Law

     This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York and the terms of Section 7.06 of the Deposit Agreement shall apply mutatis mutandis to this Letter Agreement.







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In Witness whereof this Letter Agreement has been signed by or on behalf of each of the parties hereto on the date first above written.



ICICI BANK LIMITED


/s/ Mr. Jyotin Mehta
------------------------------------
Name:  Mr. Jyotin Mehta
Title: General Manager and Company
       Secretary



DEUTSCHE BANK TRUST                         DEUTSCHE BANK TRUST
COMPANY AMERICAS                            COMPANY AMERICAS


/s/ Mike Hughes                                  /s/ Jeff Margolick
------------------------------------        ------------------------------------
Name:  Mike Hughes                          Name:  Jeff Margolick
Title: Director                             Title: Vice President



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